UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549






                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Camden Property Trust
                                (NAME OF ISSUER)


                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)


                                   133131102
                                 (CUSIP NUMBER)


                               December 31, 2001

            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:


[]        RULE 13D-1(B)

[] [] [x] RULE 13D-1(C)

[]        RULE 13D-1(D)



--------- -----------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          58-6192550

--------- -----------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)     []
                                                                                                  (b)     []
--------- -----------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

--------- -----------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION


          The Netherlands
---------------------- ------ ---------------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              Not Applicable
                       ------ ---------------------------------------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              Not Applicable
      OWNED BY
        EACH           ------ ---------------------------------------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              Not Applicable
                       ------ ---------------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              Not Applicable
--------- -----------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Not Applicable

--------- -----------------------------------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -----------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Not Applicable

--------- -----------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          00

--------- -----------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 133131102                 SCHEDULE 13G

ITEM 1.

     (a) Name of Issuer

         Camden Property Trust

     (b) Address of Issuer's Principal Executive Offices

         3 Greenway Plaza

         Suite 1300

         Houston, TX   77046

ITEM 2.

     (a) Name of Person  Filing
         Stichting  Pensioenfonds  voor de  Gezondheid, Geestelijke en
          Maatschappelijke Belangen

     (b) Address of Principal Business Office or, if none, Residence

         Kroostweg-Noord 149

         P.O. Box 117

         3700 AC Zeist

         The Netherlands

     (c) Citizenship

         The Netherlands

     (d) Title of Class of Securities

         Common Stock, $.01 par value per share

     (e) CUSIP Number

         133131102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a) [] Broker or Dealer  registered  under Section 15 of the Act
     (b) [] Bank as defined in Section 3(a)(6) of the Act
     (c) [] Insurance  Company as defined in Section 3(a)(19) of the Act
     (d) [] Investment Company registered under Section 8of the Investment Company Act

CUSIP NO. 133131102                 SCHEDULE 13G

     (e) [] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) [] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) [] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j) [] Group, in accordance withss.240.13d-1(b)-1(ii)(J)

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.

     (a) Amount Beneficially Owned

         Not Applicable

     (b) Percent of Class

         Not Applicable

     (c) Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote

                 Not Applicable

         (ii)    shared power to vote or to direct the vote

                 Not Applicable

         (iii)   sole power to dispose or to direct the disposition of

                 Not Applicable

         (iv)    shared power to dispose or to direct the disposition of

                 Not Applicable

CUSIP NO. 133131102                 SCHEDULE 13G

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Dated:  February 11, 2002


                                    Stichting Pensioenfonds voor de
                                    Gezondheid, Geestelijke en
                                    Maatschappelijke Belangen



                                    By/s/J.H.W.R. van der Vlist
                                      -------------------------------------
                                        Name:   J.H.W.R. van der Vlist
                                        Title:  Director of Real Estate